Exhibit 3.11



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                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       AND

                           CERTIFICATE OF DESIGNATIONS
                          AND THE TERMS AND CONDITIONS
                       AND RELATIVE RIGHTS AND PREFERENCES
                     OF SERIES A CONVERTIBLE PREFERRED STOCK

                                       AND

                           CERTIFICATE OF DESIGNATIONS
                    OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                       OF

                           SPARTA SURGICAL CORPORATION

         Sparta Surgical Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Laws of the State of Delaware, hereby sets forth this amendment of its (i) Restated Certificate of Amendment filed with the Delaware Secretary of State on July 11, 1990, as amended by a Certificate of Amendment of Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 21, 1992 (together the "Restated Certificate of Incorporation"), (ii) Certificate of Designations and the Terms and Conditions and Relative Rights and Preferences of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on July 12, 1994 (the "Series A Preferred Designations") and (iii) Certificate of Designations of Redeemable Convertible Preferred Stock filed with the Delaware Secretary of State on March 16, 1992 (the "Preferred Designations") pursuant to ss.242 of such laws, and certifies as follows:


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     1. The Board of  Directors  of the  Corporation,  has  adopted  resolutions
proposing   and   declaring   advisable   that  the  Restated   Certificate   of
Incorporation,   the  Series  A  Preferred   Designations   and  the   Preferred
Designations, of the Corporation be amended as follows:

     FIRST: Article FOURTH of the Restated Certificate of Incorporation of this Corporation is amended by striking out all of the first paragraph of subarticle
(a) of Article FOURTH and substituting in lieu thereof the following:


     (a) The Corporation shall be authorized to issue Eight Million Seven Hundred Fifty Thousand (8,750,000) shares consisting of Eight Million (8,000,00) shares of Common Stock (Common Stock), par value $.002 per share, and Seven Hundred Fifty Thousand (750,000) shares of Preferred Stock (Preferred Stock), par value $4.00 per share.

     SECOND: Paragraph one of the Series A Preferred Designations of this Corporation entitled Designation and Stated Value is amended by striking out the paragraph and substituting in lieu thereof the following:

     (1) Designation and Stated Value. Thirty Thousand (30,000) shares of Preferred Stock, par value $4.00 per share, of the Corporation are hereby constituted as a series designated as "Series A Convertible Redeemable Preferred Stock" (hereinafter called "Series A Preferred Stock").

     THIRD: Paragraph one of the Preferred Designations of this Corporation entitled Designation is amended by striking out the paragraph and substituting in lieu thereof the following:

     (1) Designation. The distinctive designation of such class is "Non-Cumulative Convertible Redeemable Preferred Stock" (the "Preferred Stock") and the number of shares constituting such series shall be One Hundred Sixty Five Thousand (165,000), par value $4.00 per share.


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     2. The Board of  Directors  of the  Corporation,  has adopted a  resolution proposing and declaring advisable that there be a reverse split of the Corporation's Common Stock, whereby each holder of the Company's Common Stock as of March 28, 1997 would receive one share of Common Stock for each six shares of Common Stock held by such person as of such date (the "Reverse Split"), with such persons becoming entitled to any fractional share of Common Stock as a result of such Reverse Split being issued an additional share of Common Stock in lieu thereof.

     3. Thereafter, pursuant to resolution of the Board of Directors of the Corporation, the foregoing amendments and resolutions were submitted to the stockholders of the Corporation for approval at a Special Meeting of the stockholders which was held on March 27, 1997.

     4. The foregoing amendments and resolutions were duly adopted at a Special Meeting of the Stockholders in accordance with the General Corporation Laws of the State of Delaware, ss.ss.211, 212, 216, and 222.


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IN WITNESS WHEREOF, Sparta Surgical Corporation has caused its corporate seal to be hereunto affixed, and this Certificate to be signed by its President, Chairman of the Board and Chief Executive Officer and attested to by its Secretary, this 27th day of March, 1997.

                                                SPARTA SURGICAL CORPORATION


                                                 /s/ Thomas F. Reiner
                                                By: Thomas F. Reiner, President,
                                                    Chairman of the Board and
                                                    Chief Executive Officer


Attest:


 /s/ Wm. Samuel Veazey
Wm. Samuel Veazey, Secretary



(Corporate Seal)


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